Exhibit 5.1

July 17, 2026

Hawthorn Bancshares, Inc.

132 East High Street, Box 688

Jefferson City, Missouri 65102

Re:	Hawthorn Bancshares, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to Hawthorn Bancshares, Inc., a Missouri corporation (“Hawthorn”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (File No. 333-297082), first filed on or about June 26, 2026 (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Hawthorn of up to 413,101 shares of common stock, par value $1.00 per share (the “Hawthorn Common Stock”), issuable pursuant to the Agreement and Plan of Reorganization, dated as of April 29, 2026 (as amended from time to time, the “Merger Agreement”), by and among Hawthorn, FSC Bancshares, Inc., a Missouri corporation (“FBI”), and Hawthorn Holdco, Inc., a Missouri corporation and a wholly owned direct subsidiary of Hawthorn (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into FBI (the “Merger”), with FBI surviving the Merger as a wholly owned subsidiary of Hawthorn. The shares of Hawthorn Common Stock to which the Registration Statement relates are to be issued by Hawthorn pursuant to the transactions contemplated by the Merger Agreement, and subject to the terms and conditions therein (the “Registered Shares”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Restated Articles of Incorporation of Hawthorn in the form attached as Exhibit 3.1 to the Registration Statement, (iv) the Amended and Restated Bylaws of Hawthorn in the form attached as Exhibit 3.2 to the Registration Statement, (v) resolutions of the board of directors of Hawthorn that pertain to the Merger Agreement, the issuance of the Registered Shares pursuant thereto and the preparation and filing of the Registration Statement, (vi) certificates of public officials and of officers of Hawthorn, and (vii) such other instruments, documents and corporate records as we have deemed necessary or appropriate for purposes of expressing the opinions set forth herein. In addition, we have also made such further legal and factual examinations and investigations as we considered necessary or appropriate for purposes of expressing the opinions set forth herein.

For purposes of this letter, we have assumed the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, the due authorization, execution and delivery of all documents by the parties thereto other than Hawthorn, and that the consideration to be received by Hawthorn in exchange for each Registered Share to be issued pursuant to the Merger Agreement constitutes adequate consideration therefor and is actually received by Hawthorn. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of Hawthorn and others as to factual matters.

Hawthorn Bancshares, Inc.
July 17, 2026

In furnishing this opinion, we have further assumed that (i) the Registration Statement (including any post-effective amendments), will have become effective, (ii) all Registered Shares will be issued and delivered in accordance with the terms of the Merger Agreement and in the manner specified in the Registration Statement, and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Registered Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except The General and Business Corporation Law of Missouri (including the statutory provisions, all applicable provisions of the Missouri constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness should The General and Business Corporation Law of Missouri be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Stinson LLP

STINSON LLP